EXHIBIT 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK
FOR FURTHER INFORMATION
At the Company — (702) 784-7777:
Dan Lee — Chairman & CEO
Alain Uboldi — COO
Steve Capp — CFO
Chris Plant or Lewis Fanger — Investor Relations
PINNACLE ENTERTAINMENT REPORTS FOURTH QUARTER AND FULL-YEAR 2008 RESULTS
Quarterly Results Increase Substantially; L’Auberge du Lac Posts Record Results
LAS VEGAS, March 6, 2009 — Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the fourth quarter and full year ended December 31, 2008.
Fourth Quarter 2008 Results
For the fourth quarter of 2008, revenues increased 18.1% to $259 million from $219 million in the 2007 fourth quarter. Consolidated Adjusted EBITDA(1) was $45.6 million in the current quarter, an increase of 38.5% from $32.9 million in the fourth quarter of 2007. The 2008 quarterly results reflect the benefit of the year-end 2007 expansion of L’Auberge du Lac in Lake Charles, Louisiana; the continued ramp-up of operations at Lumière Place; the November 2008 passage of Proposition A in Missouri; and efforts to control overall costs. These results were partially offset by heightened competition for Belterra Casino Resort in Indiana beginning in mid-2008 and general economic conditions.
On a GAAP (“Generally Accepted Accounting Principles”) basis, the Company reported a net loss of $298 million for the fourth quarter of 2008. These results include approximately $320 million in non-cash impairment charges for real estate, goodwill and other assets in recognition of decreased values in the current economy for casinos and casino development sites. GAAP net loss for the 2007 fourth quarter was $19.2 million. Both periods also include significant pre-opening and development costs and non-cash charges related to share-based compensation.
Full-Year 2008 Results
For the year ended December 31, 2008, revenues rose 13.3% to $1.0 billion and Consolidated Adjusted EBITDA was $160 million compared to $171 million for the prior-year period. The 2008 results reflect a record annual performance at L’Auberge du Lac and solid results at Boomtown New Orleans, both despite temporary hurricane-related closures, and the ongoing ramp-up of operations at Lumière Place. The 2008 improvements were achieved despite heightened competition in Indiana, the closure of the truck stop at Boomtown Reno and the weakened economy.
On a GAAP basis, net loss for the 2008 fiscal year was $323 million, which includes approximately $347 million of non-cash impairment charges. The Company did not receive tax benefits in the provision for taxes for most of such impairment in either the fourth quarter or the year, as it did not meet the measures for doing so. The 2008 annual results compare with a net loss of $1.4 million for the 2007 period.
“Our properties performed well in the fourth quarter, despite a difficult national economy,” said Daniel R. Lee, Pinnacle’s Chairman and Chief Executive Officer. “Same-store results increased versus last year’s fourth quarter due to continued strength at our Louisiana properties. Lumière Place also continues to ramp up, as is typical for new casino hotels, with its payroll and marketing costs becoming more efficient relative to its revenues. Lumière Place also benefitted from the passage of Proposition A, which became effective mid-quarter.”

Recent Developments
•	In November 2008, Missouri voters approved Proposition A. The ballot referendum was designed to protect economic benefits and thousands of jobs created by Missouri casinos, as well as to increase funding for Missouri schools. Proposition A removed certain betting restrictions, placed a limit on the number of gaming licenses available in the state and increased the tax on casino revenues to 21 percent from 20 percent.

•	In November 2008, Four Seasons Hotel St. Louis received AAA’s Five-Diamond Award. For the 2009 list, fewer than 0.5% of the 58,000 rated hotels and restaurants received AAA’s Five-Diamond Award. Four Seasons Hotel St. Louis, which is owned by Pinnacle, was the only hotel to receive AAA’s Five-Diamond Award in Missouri, and is also the only such North American hotel located at a casino complex outside of Las Vegas.

•	At River City, Pinnacle’s casino project in south St. Louis County, the Company has erected approximately 90% of the building’s structural steel. The building enclosure is progressing and interior infrastructure has started in certain areas. In August 2008, Pinnacle signed a guaranteed maximum price contract with Yates/Paric for the hard cost aspects of the construction of River City, constituting approximately 40% of the $380 million project budget, including capitalized interest. This is a $5 million increase from the previous budget, reflecting principally a longer than originally projected construction period. The Company anticipates opening this project in early 2010.

•	In February 2009, the Louisiana Gaming Control Board granted the Company a 90-day extension for completion of the Company’s Sugarcane Bay Project until July 30, 2010 and granted the Company a 90-day extension for entering into a construction contract related to the Company’s Baton Rouge project until May 19, 2009. The extensions were granted based on current conditions in the global capital markets. Pinnacle continues to perform site preparation work at the Sugarcane Bay site adjacent to L’Auberge du Lac in Lake Charles, and design and entitlement work for its project in Baton Rouge. Pinnacle also indicated that, based on the successful assimilation of the late-2007 expansion at L’Auberge du Lac, it hopes to add a significant convention and entertainment center concurrent with the construction of Sugarcane Bay. The convention and entertainment facility would be positioned between L’Auberge du Lac and Sugarcane Bay and serve both properties. Inclusive of this convention and entertainment facility, the total project budget would be $407 million, versus $350 million for Sugarcane Bay alone. With or without this convention and entertainment facility, construction of Sugarcane Bay will require additional financing by the Company which is not currently available on reasonable terms in the constrained capital markets. Pinnacle indicated to the Louisiana Gaming Control Board that it may need to seek additional extensions if credit markets do not improve. There is no certainty that such extensions will be approved.
Artists’ renderings for certain of the Company’s projects and corresponding pictures of the work in progress are available via its corporate website at www.pnkinc.com.
Property Highlights
L’Auberge du Lac
For the 2008 fourth quarter, L’Auberge du Lac posted a new record for Adjusted EBITDA on strong revenue results. Revenues for the 2008 fourth quarter were $89.3 million, a 15.6% increase from $77.2 million in the prior-year period. Adjusted EBITDA increased 53.7% to $24.3 million in the 2008 fourth quarter from $15.8 million in the prior-year period. These results reflect a full quarter of benefit from L’Auberge du Lac’s late-December 2007 hotel expansion and improved utilization of the property’s increased room base.

For the full year, revenues at L’Auberge du Lac were $343 million in 2008 versus $321 million in 2007. Adjusted EBITDA increased to an annual record of $84.3 million in 2008, despite temporary closures and other hurricane-related costs in the 2008 third quarter that management estimates depressed revenues by $9 million and Adjusted EBITDA by $5 million. Adjusted EBITDA for 2007 was $75.3 million.
Boomtown New Orleans
Revenues at Boomtown New Orleans were $39.5 million in the 2008 fourth quarter compared to $39.0 million in the prior-year period. Adjusted EBITDA rose 17.0% to $13.9 million in the 2008 fourth quarter compared to $11.9 million in the prior-year period, primarily the result of cost-saving measures and streamlined marketing implemented at the property.
For the full year, revenues at Boomtown New Orleans declined to $158 million in 2008 from $162 million in 2007. Management attributes most of the revenue decline in 2008 to the temporary closure of the casino and other hurricane-related disruptions in the third quarter of 2008. Adjusted EBITDA remained flat at $54.2 million despite the reduction in revenues.
Belterra Casino Resort
Belterra’s 2008 fourth quarter revenues were $38.3 million compared to $42.1 million in the 2007 period due to increased competition. Adjusted EBITDA was $6.0 million in the fourth quarter of 2008 versus $7.7 million in the prior-year period due to increased marketing expenses. Results in 2008 at Belterra reflect the mid-year opening of two racetrack casinos in the Indianapolis metropolitan area, each of which operate approximately 2,000 slot machines. One of the racetracks expects to open a permanent facility in early 2009, replacing a temporary facility. Another riverboat competitor plans to open a new, expanded casino in mid-2009. In addition, another competitor began heavily marketing its refurbished and rebranded facility during the year. Finally, overall economic conditions in the region may have adversely affected the consumer’s spending habits. Belterra has responded by revamping its marketing efforts.
This heightened competition also affected full-year 2008 revenues and Adjusted EBITDA at Belterra. For the year ended December 31, 2008, revenues at Belterra were $169 million compared to $178 million in 2007. Adjusted EBITDA of $29.7 million in 2008 compared to $39.3 million in the prior-year period.
Boomtown Bossier City
Revenues at Boomtown Bossier City for the 2008 fourth quarter were $20.7 million compared to $20.4 million in the prior-year period. Adjusted EBITDA increased to $3.9 million from $3.5 million in the 2007 fourth quarter, despite the opening of a casino expansion at a large Native American casino on the Oklahoma/Texas border in the 2008 fourth quarter.
Boomtown Bossier City generated revenues and Adjusted EBITDA of $89.0 million and $17.1 million, respectively, for the year ended December 31, 2008, compared to $89.7 million and $17.9 million, respectively, for the same period in 2007.
Lumière Place
Lumière Place continued to normalize payroll and marketing costs in the 2008 fourth quarter relative to its revenues. The complex, which includes the Lumière Place Casino, Four Seasons Hotel St. Louis and HoteLumière, also benefited from the November 2008 passage of Proposition A, which removed certain betting restrictions in the state of Missouri. Revenues at Lumière Place increased in the 2008 fourth quarter to $47.2 million from $45.7 million in the 2008 third quarter and $5.5 million for a partial period of operations of the Lumière Place Casino in the 2007 fourth quarter. Adjusted EBITDA increased to $6.3 million in the 2008 fourth quarter from $3.2 million in the 2008 third quarter and an Adjusted EBITDA loss of $564,000 for a partial period of operations in the 2007 fourth quarter.
For the year ended December 31, 2008, Lumière Place generated revenues of $174 million and Adjusted EBITDA of $10.1 million. In the 2007 period, which reflects the mid-December 2007 opening of Lumière Place Casino, revenues and Adjusted EBITDA loss were $8.0 million and $991,000, respectively.

The Admiral Riverboat Casino
Operations at The Admiral Riverboat Casino were impacted in 2008 by periodic closures due to flooding and augmented competition, including from the neighboring Lumière Place. Management recently eliminated mid-week table games operations at The Admiral and reduced operating hours for the entire casino mid-week. On weekends and holidays, The Admiral reopens its table games area and resumes 24-hour daily operations. While revenues at The Admiral have declined since the implementation of these changes, the Adjusted EBITDA losses have also declined. The Company has indicated that it intends to seek the approvals to relocate The Admiral to a different berthing location. There is no certainty that such approvals will be granted.
For the fourth quarter of 2008, revenues and Adjusted EBITDA loss were $5.5 million and $1.6 million, respectively, reflecting the above factors and competition from the opening of the Company’s Lumière Place complex in mid-December 2007. Revenues and Adjusted EBITDA for the fourth quarter of 2007 were $11.9 million and $428,000, respectively.
Revenues for the full-year 2008 period were $25.8 million versus $58.1 million for 2007. An Adjusted EBITDA loss of $5.0 million in 2008 compared to positive Adjusted EBITDA of $7.1 million in 2007.
Boomtown Reno
In the 2008 fourth quarter, revenues were $8.9 million and Adjusted EBITDA loss was $1.5 million. For the comparable period in 2007, revenues were $13.7 million and Adjusted EBITDA loss was $1.1 million. Such declines represent increased competition in California and a decline in general economic conditions, reflected in a 9% annual decrease in traffic from 2007 on the major interstate alongside Boomtown Reno according to the Nevada Department of Transportation. The fourth quarter has historically been a seasonally slow quarter in the Reno market.
Boomtown Reno’s full-year 2008 results also reflect the June 2007 closure of its truck stop. Revenues and Adjusted EBITDA for 2008 were $46.0 million and a loss of $4.4 million, respectively, compared to $67.2 million and Adjusted EBITDA of $3.5 million, respectively, in the prior year.
Casino Magic Argentina
Casino Magic Argentina consists of a sizable casino-hotel facility in the city of Neuquén and several smaller casinos in other parts of the Province of Neuquén. Revenues for the fourth quarter of 2008 rose marginally to $9.5 million from $9.4 million in the prior-year quarter despite the impact of a smoking ban imposed within the city of Neuquén, Argentina effective November 15, 2007. On November 3, 2008, a smoking ban became effective in the neighboring province where the Company’s principal competitor is located. Adjusted EBITDA was $2.2 million and $4.1 million for the fourth quarter of 2008 and 2007, respectively, reflecting inflation.
For the full year, revenues increased to $40.0 million in 2008 from $37.3 million in 2007 due to a higher slot win at the Casino Magic property in Neuquén, Argentina and despite the effect of a smoking ban. As mentioned above, inflation of certain cost factors reduced Adjusted EBITDA to $11.8 million in 2008 from $14.4 million in 2007.
Other Items
Corporate Expenses. For the three months ended December 31, 2008 and 2007, corporate expenses were $8.0 million and $8.8 million, respectively. For the full year, corporate expenses were $38.2 million in 2008 compared to $39.9 million in 2007.
Pre-opening and Development Costs. For details regarding the pre-opening and development costs, see the attached supplemental information table.
Interest Expense. Interest expense before capitalized interest was $20.1 million in the 2008 fourth quarter versus $17.9 million in the prior-year period. The increase primarily reflects amounts borrowed to complete Lumière Place and the L’Auberge du Lac expansion, to start construction of River City and to acquire some of our site in Atlantic City, in part offset by lower interest rates.

Net of capitalized interest, interest expense was $18.3 million for the three months ended December 31, 2008 versus $4.1 million for the three months ended December 31, 2007. The increase was principally the result of reduced capitalized interest, resulting from the cessation of capitalized interest related to the Company’s Atlantic City project beginning in the fourth quarter of 2008 and the opening of Lumière Place and the L’Auberge du Lac expansion in the fourth quarter of 2007. Capitalized interest was $1.8 million and $13.8 million for the three months ended December 31, 2008 and 2007, respectively.
Interest expense, net of capitalized interest, for the year ended December 31, 2008, was $53.0 million compared to $25.7 million for the 2007 period. Capitalized interest was $25.1 million and $42.9 million for the 2008 and 2007 periods, respectively, reflecting the suspension of capitalized interest for the Atlantic City project and the completions of Lumière Place and the L’Auberge du Lac expansion in late 2007 and early 2008. Interest expense before capitalization of interest was $78.1 million in 2008 versus $68.6 million in 2007. The cash amount of such interest expense (i.e., before the amortization of debt issuance costs) was $72.7 million in 2008 versus $63.0 million in 2007.
Impairment of Goodwill. The Company reviews goodwill for impairment annually during the fourth quarter or more frequently if events or circumstances indicate that the carrying value may not be recoverable. Goodwill was tested as of the fourth quarter of 2008 by estimating the “Fair Value”(2) of each reporting unit in accordance with GAAP. The estimated Fair Value of each reporting unit was then compared with the carrying value to determine if any impairment exists. In connection with the preparation of the audited financial statements for 2008, management concluded that, as of the fourth quarter of 2008, the carrying amounts of goodwill associated with Boomtown Reno and The Admiral Riverboat Casino were impaired by $9.9 million and $18.6 million, respectively. These impairment charges were made in accordance with generally accepted accounting principles in order to reflect the Fair Value of the subject assets. In the event of a sale or other disposition of the assets in the future, the actual proceeds realized by the Company from such sale may be more or less than the current Fair Value of the assets. These impairment charges are reflected in income from continuing operations at December 31, 2008.
Impairment of Indefinite-lived Intangible Assets. The Company reviews indefinite-lived intangible assets, including gaming licenses, for impairment annually during the fourth quarter or more frequently if events or circumstances indicate that the carrying value may not be recoverable. As a result of this annual impairment testing, management determined that the Fair Value of its gaming licenses, computed in accordance with GAAP, related to Sugarcane Bay, Baton Rouge and Boomtown Bossier City were less than the carrying value, and as a result, for the year ended December 31, 2008, Pinnacle recorded impairment charges of $20.3 million, $15.4 million, and $5.7 million, respectively.
Impairment of Land and Development Costs. In connection with the preparation of the audited financial statements for 2008, the Company tested all development project land holdings and related capitalized costs for recoverability. Management concluded that, as of the fourth quarter of 2008, certain land holdings and related capitalized costs were impaired and recorded the following impairment charges:

	Three months ended	Year ended
	December 31,	December 31,
	2008	2008
	(in millions)
Boomtown Reno	$0.5	$0.5
Boomtown Bossier City	2.2	2.2
The Admiral Riverboat Casino	3.6	3.6
Corporate and other projects (a)	221.7	221.7

Impairment of land and development costs	$228.0	$228.0

(a)	Included in this balance is approximately $197 million related to Pinnacle’s Atlantic City project; $4.9 million related to the Company’s undeveloped land in Central City, Colorado; $9.2 million related to land adjoining the Sugarcane Bay project; $4.9 million related to land adjoining the Baton Rouge project; and $4.6 million related to undeveloped land held in St. Louis, Missouri.
Impairment of Buildings, Riverboats and Equipment consists of the following:

	Three months ended	Year ended
	December 31,	December 31,
	2008	2008
	(in millions)
Boomtown Reno (a)	$7.7	$7.7
The Admiral Riverboat Casino (a)	6.6	6.6
Boomtown Bossier City (b)	—	0.2
L’Auberge du Lac (b)	—	0.3
Casino Magic Argentina	1.0	1.0
Corporate and other projects (c)	—	4.5

Impairment of buildings, riverboats and equipment	$15.3	$20.3

(a)	Due to recent operating performance over the past 12 months and management’s judgment of future prospects for Boomtown Reno and The Admiral Riverboat Casino, management determined a triggering event under SFAS No. 144 occurred during the fourth quarter of 2008. As a result, the Company tested all long-lived assets at Boomtown Reno and The Admiral Riverboat Casino for recoverability. As a result of these tests, Pinnacle determined that certain buildings, riverboats and equipment were impaired and, as of December 31, 2008, recorded impairment charges of $7.7 million and $6.6 million, respectively.

(b)	Relates to impairment of slot machines that were impaired to net realizable value prior to being sold during 2008.

(c)	During the second quarter of 2008, Pinnacle incurred impairment charges of $4.5 million related to two riverboats acquired in 2006, which are intended to be replaced by the Sugarcane Bay and Baton Rouge facilities.

Other Write-downs, Reserves and Recoveries, Net consists of the following:

	Three months ended	Year ended
	December 31,	December 31,
	2008	2008
	(in millions)
Loss on sale of assets (a)	$1.4	$3.0
Customer loyalty program related expenses (b)	—	1.4
Insurance proceeds and related	—	(0.2)
Other	—	0.1

Other write-downs, reserves and recoveries, net	$1.4	$4.3

(a)	During 2008, Pinnacle sold slot machines at its properties for a loss of $3.0 million.

(b)	During the year ended December 31, 2008, the Company introduced its mychoice customer loyalty rewards program and recorded an initial liability related to the seed amount assigned to each customer’s account based on their prior play.
The Company also incurred asset impairment charges of $4.3 million related to the discontinued operation at The Casino at Emerald Bay in The Bahamas, which has been recorded in loss from discontinued operations as of December 31, 2008.
Impairment of Investment in Equity Securities. As of December 31, 2008, Pinnacle determined that the 1.2 million shares of common stock that the Company owns in Ameristar Casinos, Inc., a competitor, was “other-than-temporarily” impaired and recorded an additional $6.4 million impairment charge in the 2008 fourth quarter. Pinnacle had purchased such shares with the intent of proposing a combination of the two companies. However, with the changes in the financial markets, the Company determined that such combination was no longer in the best interests of Pinnacle shareholders. This impairment adjustment established a new basis of $10.8 million, or $8.64 per share, for the investment.
Income Taxes. During the 2008 year, the Company established additional non-cash deferred tax asset valuation allowances totaling $98.3 million following an assessment of the recoverability of its deferred tax assets, including $89.4 million established in the fourth quarter. The deferred tax asset valuation allowance for the year included $11.6 million related to the book impairment of its Ameristar common stock holdings of which $2.7 million was recorded in the fourth quarter, $42.0 million associated with the impairment of certain of its real estate holdings and approximately $44.7 million attributable to other deferred tax assets pursuant to GAAP, which requires a valuation allowance for deferred tax assets in a tax jurisdiction when a company has cumulative financial accounting losses over several years. Pinnacle has incurred three-year cumulative accounting losses as of December 31, 2008.
Discontinued Operations. In July 2008, the Company decided to discontinue operations of The Casino at Emerald Bay, the Company’s former boutique casino located in the Bahamas. This casino officially ceased operations on January 2, 2009. Results of operations for The Casino at Emerald Bay, including impairment charges, are reflected in discontinued operations for all periods. The Company also classifies its former Biloxi casino as discontinued operations pending final resolution of its outstanding insurance claim, including the related insurance proceeds received in the first half of 2008.
Liquidity
The Company had approximately $116 million in cash and cash equivalents at December 31, 2008, much of which is used in day-to-day operations. As of that date, $152 million was drawn under the Company’s $625 million bank credit facility. Utilization of the credit facility is currently limited to $350 million by the indenture governing the Company’s 8.75% senior subordinated notes due 2013, which became callable in October 2008. In addition, approximately $12.6 million of letters of credit remain outstanding. As of that same date, the Company had expended approximately $126 million of the project cost of its $380 million River City facility. As of March 6, 2009, the Company had drawn $166 million under the Company’s credit facility and $12.6 million of letters of credit remain outstanding.

Community Contribution
The Company pays significant taxes in the communities in which it operates. During 2008, Pinnacle paid or accrued $261 million in gaming taxes, $23.7 million in payroll taxes, $19.9 million in property taxes, and $7.4 million in sales taxes. Setting aside income taxes, the Company paid or accrued $312 million for taxes to federal, state and local authorities in 2008.
Investor Conference Call
Pinnacle will hold a conference call for investors today, March 6, 2009, at 11:00 a.m. ET (8:00 a.m. PT) to discuss its 2008 fourth quarter and full-year financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.
A replay of the conference call will be available shortly after the conclusion of the call through March 20, 2009 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 87644635. The conference call will also be available for replay at www.pnkinc.com.
Non-GAAP Financial Measures
(1) Consolidated Adjusted EBITDA, Adjusted net income (loss), and Adjusted EBITDA are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, income tax benefits, minority interest and discontinued operations. The Company defines Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation and write-downs. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.
The Company uses Consolidated Adjusted EBITDA as a relevant and useful measure to compare operating results among its properties and between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business segments. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) does not include the costs of the Company’s development activities, certain asset sale gains, income tax benefits or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business. Management believes that Adjusted EBITDA is a useful analytical tool as it enables management to evaluate the profitability of the gaming operations without taking into account the effect of certain non-operating expenses.
EBITDA measures, such as Consolidated Adjusted EBITDA, and Adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to net loss and a reconciliation of GAAP net income (loss) to Adjusted net income (loss).
Definition of Fair Value
(2) “Fair Value” means the value of an asset determined by the Company in accordance with generally accepted accounting principles and procedures. Since such procedures of necessity involve a certain degree of subjectivity and estimation and do not involve an actual sale process, “Fair Value” does not necessarily mean that the Company would realize such value if it in fact disposed of the asset. In the event of a sale or other disposition of assets in the future, the actual proceeds realized by the Company from such sale may be more or less than the current “Fair Value” of the assets.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri and Argentina. The Company opened Lumière Place, a $507 million casino hotel in downtown St. Louis, Missouri, in December 2007. Pinnacle also has a second casino development project under construction in the St. Louis area, to be called River City, which opening is dependent upon final approval by the Missouri Gaming Commission. Pinnacle is pursuing a second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay, and a casino resort in Baton Rouge, Louisiana. Additionally, Pinnacle owns a casino site at the heart of the Boardwalk in Atlantic City, New Jersey.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future growth, anticipated completion and opening schedules of various projects, construction schedules and budgets and new development opportunities, the ability of the Company to complete its River City project with its existing resources and other resources, the Company’s ability to relocate The Admiral Riverboat Casino in Missouri and the Company’s expectations regarding the benefits of the passage of Proposition A in Missouri, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) if the Company continues with the construction of its current development projects, the Company may need to amend certain covenants in its credit facility or obtain waivers from its lenders; (b) the Company may not be able to renew or extend its credit facility or enter into a new credit facility in today’s difficult markets; its ability to renew or extend its credit facility or enter into a new credit facility may be impaired further if current market conditions continue or worsen; and if the Company is able to renew or extend its credit facility, it may be on terms substantially less favorable than the current credit facility; (c) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy as well as other factors that are difficult to predict and beyond the Company’s control; (d) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (e) the Company’s substantial funding needs in connection with its development projects, current expansion projects and other capital-intensive projects will require it to raise substantial amounts of money from outside sources and in the near term, the availability of financing may be constrained by current disruptions in the credit markets; (f) insufficient or lower-than-expected results generated from the Company’s new developments and acquired properties, including results from the opening of its new facilities, may not yield an adequate return on its substantial investments; (g) many construction-related factors, including the escalation of construction costs beyond increments anticipated in its construction budgets, could prevent the Company from completing its construction and development projects within budget and on time; (h) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (i) the Company may not meet the conditions for receipt or maintenance of gaming licensing approvals, including for its River City, Sugarcane Bay and Baton Rouge projects, some of which are beyond its control; (j) the terms of the Company’s credit facility and the indentures governing its subordinated indebtedness impose operating and financial restrictions on the Company; (k) the outcome of the lawsuit with one of the Company’s insurers related to damage incurred at Casino Magic Biloxi could affect the Company’s right to, or delay, the receipt of insurance proceeds with respect to its hurricane-affected properties; (l) the Company’s insurance policy limits for Weather Catastrophe/Named Windstorm Occurrence, Flood and Earthquake are significantly less than its coverage for the 2005 hurricane season; and (m) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
(—financial tables follow—)

Pinnacle Entertainment, Inc.
Condensed Consolidated Income Statements
(In thousands, except per share data, unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Gaming	$223,750	$194,032	$903,780	$809,380
Food and beverage	15,994	11,381	63,248	46,299
Lodging	10,033	5,142	37,101	23,431
Truck stop and service station	2,158	2,939	12,920	18,429
Other	6,992	5,710	27,635	24,275

	258,927	219,204	1,044,684	921,814

Expenses and other costs:
Gaming	132,274	118,346	542,309	471,426
Food and beverage	16,555	12,204	65,469	46,680
Lodging	8,503	2,810	24,613	11,698
Truck stop and service station	2,014	2,826	12,657	17,502
Other	3,478	3,372	13,574	11,481
General and administrative	52,834	48,743	235,658	200,730
Depreciation and amortization	28,674	22,471	117,846	80,334
Pre-opening and development costs	9,457	23,309	55,371	60,783
Impairment of goodwill	28,543	—	28,543	—
Impairment of indefinite-lived intangible assets	41,387	—	41,387	—
Impairment of land and development costs	227,954	—	227,954	—
Impairment of buildings, riverboats and equipment	15,158	527	20,330	4,852
Other write-downs, reserves and recoveries, net	1,267	—	4,292	(488)

	568,098	234,608	1,390,003	904,998

Operating income (loss)	(309,171)	(15,404)	(345,319)	16,816
Other non-operating income	249	2,248	2,715	15,510
Interest expense, net of capitalized interest	(18,334)	(4,149)	(53,049)	(25,715)
Impairment of investment in equity securities	(6,452)	—	(29,088)	—
Loss on early extinguishment of debt	—	—	—	(6,124)

Income (loss) from continuing operations before income taxes	(333,708)	(17,305)	(424,741)	487
Income tax benefit (expense)	35,925	(699)	54,545	(443)

Income (loss) from continuing operations	(297,783)	(18,004)	(370,196)	44
Income (loss) from discontinued operations, net of income taxes	85	(1,192)	47,599	(1,450)

Net income (loss)	$(297,698)	$(19,196)	$(322,597)	$(1,406)

Net income (loss) per common share—basic
Income (loss) from continuing operations	$(4.97)	$(0.30)	$(6.17)	$0.00
Income (loss) from discontinued operations, net of income taxes	(0.00)	(0.02)	0.79	(0.02)

Net income (loss) per common share—basic	$(4.97)	$(0.32)	$(5.38)	$(0.02)

Net income (loss) per common share—diluted
Income (loss) from continuing operations	$(4.97)	$(0.30)	$(6.17)	$0.00
Income (loss) from discontinued operations, net of income taxes	(0.00)	(0.02)	0.79	(0.02)

Net income (loss) per common share—diluted	$(4.97)	$(0.32)	$(5.38)	$(0.02)

Number of shares—basic	59,981	59,852	59,966	59,221
Number of shares—diluted	59,981	59,852	59,966	59,221

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$115,712	$191,124
Other assets	173,475	288,078
Land, buildings, riverboats and equipment, net	1,630,037	1,714,342

Total assets	$1,919,224	$2,193,544

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$236,546	$299,884
Long-term debt, including current portion	943,332	841,301

Total liabilities	1,179,878	1,141,185

Stockholders’ equity	739,346	1,052,359

Total liabilities and stockholders’ equity	$1,919,224	$2,193,544

Pinnacle Entertainment, Inc.
Supplemental Information
Property Revenues and Adjusted EBITDA
(In thousands, unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
L’Auberge du Lac	$89,261	$77,186	$342,594	$321,244
Boomtown New Orleans	39,495	38,966	158,351	162,024
Belterra Casino Resort	38,325	42,066	168,576	177,868
Boomtown Bossier City	20,714	20,422	88,956	89,687
Lumière Place (a)	47,217	5,519	174,185	8,042
The Admiral Riverboat Casino	5,466	11,879	25,784	58,093
Boomtown Reno	8,923	13,692	46,007	67,188
Casino Magic Argentina	9,481	9,428	40,006	37,284
Other	45	46	225	384

Total Revenues	$258,927	$219,204	$1,044,684	$921,814

Adjusted EBITDA (b)
L’Auberge du Lac	$24,313	$15,823	$84,227	$75,257
Boomtown New Orleans	13,887	11,867	54,151	54,180
Belterra Casino Resort	6,039	7,710	29,724	39,251
Boomtown Bossier City	3,921	3,477	17,117	17,861
Lumière Place (a)	6,337	(564)	10,145	(991)
The Admiral Riverboat Casino	(1,633)	428	(5,034)	7,169
Boomtown Reno	(1,522)	(1,134)	(4,409)	3,465
Casino Magic Argentina	2,215	4,124	11,843	14,412

	53,557	41,731	197,764	210,604
Corporate expenses	(7,960)	(8,808)	(38,156)	(39,881)

Consolidated Adjusted EBITDA (b)	$45,597	$32,923	$159,608	$170,723

Reconciliation to Income (Loss) from Continuing Operations
Consolidated Adjusted EBITDA	$45,597	$32,923	$159,608	$170,723
Depreciation and amortization	(28,674)	(22,471)	(117,846)	(80,334)
Pre-opening and development costs	(9,457)	(23,309)	(55,371)	(60,783)
Non-cash share-based compensation	(2,329)	(2,020)	(9,204)	(8,426)
Write-downs, reserves and recoveries, net	(1,267)	—	(4,292)	488
Impairment of goodwill	(28,543)	—	(28,543)	—
Impairment of indefinite-lived intangible assets	(41,387)	—	(41,387)	—
Impairment of land and development costs	(227,954)	—	(227,954)	—
Impairment of buildings, riverboats and equipment	(15,158)	(527)	(20,330)	(4,852)
Impairment of investment in equity securities	(6,452)	—	(29,088)	—
Loss on early extinguishment of debt	—	—	—	(6,124)
Other non-operating income (c)	249	2,248	2,715	15,510
Interest expense, net of capitalized interest	(18,334)	(4,149)	(53,049)	(25,715)
Income tax benefit (expense)	35,925	(699)	54,545	(443)

Income (loss) from continuing operations	(297,783)	(18,004)	(370,196)	44
Income from discontinued operations, net of income tax	85	(1,192)	47,599	(1,450)

Net loss	$(297,698)	$(19,196)	$(322,597)	$(1,406)

(a)	Lumière Place-St. Louis includes the Lumière Place Casino and two hotels. The Lumière Place Casino opened on December 19, 2007. The Pinnacle-owned Four Seasons Hotel St. Louis opened in February 2008. The former Embassy Suites was closed on March 31, 2007 and reopened as HoteLumière in February 2008 following an extensive refurbishment.

(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted EBITDA and Consolidated Adjusted EBITDA.

(c)	Includes interest income of $0.3 million and $2.2 million for the quarters ended December 31, 2008 and 2007, respectively. For the years ended December 31, 2008 and 2007, such amounts were $2.7 million and $15.5 million, respectively.

Pinnacle Entertainment, Inc.
Supplemental Information
Pre-opening and Development Costs
(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Pre-opening and Development Costs
Atlantic City (a)	$2,251	$5,050	$17,342	$18,741
Missouri Proposition A Initiative	874	—	7,861	—
Lumière Place	1,641	12,873	7,849	22,846
Baton Rouge (b)	996	2,860	7,452	9,506
River City	2,309	1,310	6,065	4,769
Sugarcane Bay	1,022	353	3,188	1,793
Kansas City (c)	227	801	4,595	2,204
Other	137	62	1,019	924

Total Pre-opening and Development Costs	$9,457	$23,309	$55,371	$60,783

(a)	In October 2008, management decided to complete certain demolition projects but to otherwise suspend substantially all development activities in Atlantic City indefinitely due to the current economic downturn, evolving competitive market and the tightening of the credit markets. The 2008 fourth quarter costs include $518,000 of rent under a lease whose term (unless extended by the Company) ends in December 2012 and an expense for $984,000 in real estate taxes.

(b)	The Baton Rouge project includes total public referendum costs of $4.1 million for the year ended December 31, 2008.

(c)	The Company withdrew its application as an applicant for the Northeast Kansas Gaming Zone in September 2008.

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliation of GAAP Net Income to Adjusted Net Income (Loss)
(In thousands, except per share data, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
GAAP Net income (loss)	$(297,698)	$(19,196)	$(322,597)	$(1,406)
Pre-opening and development costs	5,651	24,251	33,084	5,321
Loss on early extinguishment of debt	—	—	—	536
Non-cash share-based compensation	1,392	2,102	5,500	738
Impairment of assets	187,042	548	190,133	425
Impairment of investment in equity securities	3,855	—	17,380	—
Write down, reserves, and recoveries, net	757	—	2,564	(43)
(Income) loss from discontinued operations	(85)	1,192	(47,599)	1,450

Adjusted net income (loss) (a)	$(99,086)	$8,897	$(121,535)	$7,021

Adjusted per common share — diluted
GAAP Net income (loss)	$(4.96)	$(0.31)	$(5.38)	$(0.02)
Pre-opening and development costs	0.09	0.40	0.55	0.09
Loss on early extinguishment of debt	—	—	—	0.01
Non-cash share-based compensation	0.02	0.03	0.09	0.01
Impairment of assets	3.12	0.01	3.17	0.01
Impairment of investment in equity securities	0.06	—	0.29	—
Write down, reserves, and recoveries, net	0.01	—	0.04	—
(Income) loss from discontinued operations	—	0.02	(0.79)	0.02

Adjusted net income (loss) per common share — diluted	$(1.66)	$0.15	$(2.03)	$0.12

Number of shares — diluted	59,981	59,852	59,966	59,221

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted net income (loss).